CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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October 19, 2000

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Alphatrade.com a Nevada corporation (the "Registrant"), SEC File No.0-25631, to be filed on or about October 19, 2000, covering the registration and issuance of 1,720,000 shares of common stock pursuant to an Employee Stock Incentive Plan

Ladies and Gentlemen:

          We hereby consent to the use of our report prepared for Alphatrade.com for the years ended December 31, 1999 and 1998, dated February 3, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Yours very sincerely,

/s/ HJ & Associates

HJ & Associates, formerly
Jones, Jensen & Company

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